Exhibit 5.1
[Letterhead of Maples and Calder]
SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont
California
94538
USA
30 January 2006
Dear Sir
SMART Modular Technologies (WWH), Inc.
We have acted as Cayman Islands counsel to SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) 23,522,727 of its ordinary shares, par value $0.00016667 per share (the “Securities”), including 3,068,182 ordinary shares subject to the underwriters’ over-allotment option, as described in the Registration Statement.
1	DOCUMENTS REVIEWED
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1	the Certificate of Incorporation, the Amended and Restated Memorandum and Articles of Association of the Company adopted by Special Resolution of the shareholders of the Company on 18 January, 2006 (the “Memorandum and Articles”);

1.2	the written resolutions of the directors of the Company dated 15 February 2004, 16 April, 2004 and 30 April, 2004, the written resolutions of the sole shareholder of the Company dated 24 May, 2004, the minutes of a meeting of the Shareholders of the Company dated 18 January, 2006, the minutes of meetings of the directors of the Company held on 11 October, 2005 and 9 January 2006 and the minutes of a meeting of the pricing committee of the directors of the Company (the “Pricing Committee”) held on 6 January, 2006 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	the Form S-1; and

1.4	a certificate from an officer of the Company dated 30 January, 2006, a copy of which is annexed hereto (the “Officer’s Certificate”).

2	ASSUMPTIONS
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer’s Certificate.
3	OPINIONS
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that (a) the Securities to be offered and sold by the Company as contemplated by the Form S-1 will have been duly and validly authorised, and when the price at which the Securities to be sold has been approved by the Pricing Committee and the Securities are issued and paid for in accordance with the terms of the underwriting agreement referred to in the Form S-1 and registered in the register of members, such Securities will be legally issued, fully paid and non-assessable and (b) the outstanding Securities to be offered and sold by the selling shareholder referred to in the Form S-1 have been legally and validly issued, and are fully paid and non-assessable.
4	QUALIFICATIONS
We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Yours faithfully
/s/ MAPLES and CALDER